April 18, 2011	Exhibit 5.1

Tengion, Inc. 2900 Potshop Lane, Suite 100 East Norriton, PA 19403

Re:	Tengion, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Tengion, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”), by the Company with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, relating to the sale, from time to time, by certain stockholders of the Company (the “Selling Stockholders”) identified in the prospectus (the “Prospectus) which forms a part of the Registration Statement, in the manner described in the Prospectus, of up to an aggregate of 21,540,125 shares of common stock, $0.001 par value per share (the “Common Stock”), which includes an aggregate of 11,079,250 shares of Common Stock (the “Shares”) held by the Selling Stockholders and 10,460,875 shares of Common Stock (the “Warrant Shares”) that may be issued from time to time upon the exercise of certain warrants held by the Selling Stockholders and described in the Prospectus (the “Warrants”).

In rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

Based on the foregoing, we are of the opinion that (a) the Shares to be sold by the Selling Stockholders in the manner described in the Prospectus under the caption “Plan of Distribution,” are legally issued, fully paid and non-assessable, and (b) subject to the availability of a sufficient number of then authorized and unissued shares of Common Stock, the Warrant Shares to be sold by the Selling Stockholders in the manner described in the Prospectus under the caption “Plan of Distribution,” when the Warrants have been exercised and the Warrant Shares have been paid for in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein and no implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the Federal law of the United States of America and to the laws of the State of Delaware.

Atlanta | Baltimore | Bethesda | Denver | Las Vegas | Los Angeles | New Jersey | Philadelphia | Phoenix | Salt Lake City | Washington, DC | Wilmington

Tengion, Inc.
April 18, 2011

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Ballard Spahr LLP

Atlanta |  Baltimore |  Bethesda |  Denver |  Las Vegas |  Los Angeles |  New Jersey |  Philadelphia |  Phoenix |  Salt Lake City |  Washington, DC |  Wilmington